Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-167436

Prospectus Supplement No. 1
to Prospectus dated August 20, 2010

ENCORIUM GROUP, INC.
3,401,151 SHARES OF COMMON STOCK
SUBSCRIPTION RIGHTS TO PURCHASE AN AGGREGATE OF UP TO 3,401,151 SHARES OF COMMON
 STOCK AT $1.75 PER SHARE

We are supplementing the Prospectus dated August 20, 2010, covering 3,401,151 subscription rights to purchase shares of Encorium Group, Inc.’s Common Stock issued pursuant to our rights offering as described in the Prospectus and the issuance of up to 3,401,151 shares of our Common Stock upon the exercise of such rights.

The rights offering was originally scheduled to expire on Thursday, September 30, 2010, however, on that day, we announced that we were extending the rights offering to 5:00 p.m. ET on Friday, October 15, 2010.

As of the close of business on September 30, 2010 Encorium stockholders have exercised rights to purchase Common Stock of the Company for an aggregate subscription price of approximately $2,898,240, consisting of the exercise of basic rights to purchase Common Stock of the Company for an aggregate subscription price of approximately $1,621,144 and the exercise of oversubscription rights to purchase Common Stock of the Company for an aggregate subscription price of approximately $1,277,096.  As previously announced, included in the subscription is the exercise of approximately $1,776,250 of subscription rights by Ilari Koskelo for which Mr. Koskelo and the Company have agreed to cancel the promissory notes outstanding in favor of Mr. Koskelo, in lieu of cash consideration.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated August 20, 2010 including any amendment or supplement thereto.

INVESTING IN OUR SHARES OF COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 17 OF THE PROSPECTUS DATED AUGUST 20, 2010 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved any of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is October 1, 2010.

http://www.10kwizard.com/filing_raw.php?g=8377010284ca5f9a2d726e&backparam=cik%3D1041803%5Ecnn%3DPRICESMART%2BINC%2B%5Ecnn_opt%3D2%5Ecd_items_opt%255B%255D%3D1%5Esmonth%3D1%5Esday%3D18%5Esyear%3D2005%5Eemonth%3D1%5Eeday%3D19%5Eeyear%3D2005%5Eg%3D8377010284ca5f9a2d726e%5Emain_spage%3Dadv%5Eexp%3D&qsession=1&qsessid=0&ipage=3200197&ipage=3200197 -
 #http://www.10kwizard.com/filing_raw.php?g=8377010284ca5f9a2d726e&backparam=cik%3D1041803%5Ecnn%3DPRICESMART%2BINC%2B%5Ecnn_opt%3D2%5Ecd_items_opt%255B%255D%3D1%5Esmonth%3D1%5Esday%3D18%5Esyear%3D2005%5Eemonth%3D1%5Eeday%3D19%5Eeyear%3D2005%5Eg%3D8377010284ca5f9a2d726e%5Emain_spage%3Dadv%5Eexp%3D&qsession=1&qsessid=0&ipage=3200197&ipage=3200197 -
#http://www.10kwizard.com/filing_raw.php?g=8377010284ca5f9a2d726e&backparam=cik%3D1041803%5Ecnn%3DPRICESMART%2BINC%2B%5Ecnn_opt%3D2%5Ecd_items_opt%255B%255D%3D1%5Esmonth%3D1%5Esday%3D18%5Esyear%3D2005%5Eemonth%3D1%5Eeday%3D19%5Eeyear%3D2005%5Eg%3D8377010284ca5f9a2d726e%5Emain_spage%3Dadv%5Eexp%3D&qsession=1&qsessid=0&ipage=3200197&ipage=3200197 - #